Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120200

ENCOMPASS HOLDINGS, INC.

PROSPECTUS SUPPLEMENT DATED OCTOBER 6, 2006

On August 10, 2006, we filed with the Securities and Exchange Commission a Prospectus relating to the sale of 10,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), which is being offered for cash directly for our account. We had intended to sell up to 10,000,000 shares of our Common Stock on a “best efforts, all or none” basis during the 90-day period following the date of the Prospectus at a fixed price between $0.15 and $0.50 per share. The purpose of this amendment is to change the fixed selling price of the 10,000,000 shares offered to between $0.02 and $0.10 per share. The information provided herein supplements the information in our prospectus dated August 10, 2006, relating to the sale of 10,000,000 shares of Common Stock.

THE DISCLOSURES RELATING TO THE TRANSACTION ARE UPDATED AS FOLLOWS:

On October 4, 2006, the Company decided to reduce the price of the 10,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), which it is offering for cash directly for its account. We intend to sell up to 10,000,000 shares of our Common Stock on a “best efforts, all or none” basis during the 90-day period following the date of the original Prospectus (August 10, 2006) at a fixed price between $0.02 and $0.10 per share

You should read this supplement in conjunction with the prospectus dated August 10, 2006, which is required to be delivered with this supplement. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the prospectus.

The date of this Prospectus Supplement is October 6, 2006.